Exhibit 10.15
Apache Corporation 401(k) Savings Plan

First Amendment Not Covered by the 2010 Determination Letter
Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right, as follows.
1. Sections 6.5(a) and 6.5(b) of the Plan shall be replaced with the following, effective as of November 10, 2010.
(a)	Withdrawals for Employees Age 59 1/2 or Older. An Employee who has attained age 59 1/2 may at any time thereafter withdraw any portion of his Participant Contributions Account and any vested portion of his Company Contributions Account. If the Employee is not fully vested in his Company Contributions Account at the time of a withdrawal under this subsection, the rules of subparagraph
5.4(c)(ii)(A) shall be applied when determining the vested portion of the Company Contributions Account at any time thereafter.

(b)	Rollover Account. An Employee may withdraw all or any portion of his Rollover Account at any time.
2. Section 7.4 of the Plan shall be replaced in its entirety with the following, effective as of the date this amendment is signed.
7.4 Interest
Each loan shall bear a reasonable rate of interest, which shall remain fixed for the duration of the loan. The Committee or its agent shall determine the reasonable rate of interest on the date the loan documents are prepared. The Committee shall have the authority to establish procedures from time to time for determining the rate of interest.
3. The following shall be added as the last row in the table in Appendix A, effective as of November 10, 2010.

Apache Deepwater LLC	November 10, 2010	N/A
4. The last row in the table in Appendix C regarding Mariner Energy, Inc. shall be revised as follows, effective as of November 10, 2010, and an additional row regarding BP, p.l.c. shall be added to the table in Appendix C, effective as of the date of each asset acquisition from BP, p.l.c. and related companies in 2010.

Mariner Energy Inc. (“Mariner”)	All individuals who became Covered Employees on the date of the merger between Apache and Mariner are New Employees. The amount of a New Employee’s pre-Apache service with Mariner shall be equal to his service credited under the Mariner Energy, Inc. Employee Capital Accumulation Plan (or the service that would have been credited under such plan if the New Employee had been a participant in it). A New Employee shall be eligible to make Participant Contributions from Compensation paid after the date of the merger. See Appendix E for additional provisions related to the merger of the Mariner Energy Inc. Employee Capital Accumulation Plan into this Plan.
Prepared October 17, 2010

BP, p.l.c. (“BP”)	The New Employees are those who were hired by Apache in connection with property acquisitions from BP during 2010.
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5. The following new Appendix E shall be added to the Plan, effective as of November 10, 2010.
APPENDIX E
Mariner Energy, Inc.
Introduction
Through a merger effective as of November 10, 2010 (the “Closing Date”), Apache acquired Mariner Energy, Inc., (“Mariner”) which sponsored the Mariner Energy, Inc. Employee Capital Accumulation Plan (“Mariner’s 401(k) Plan”). Mariner’s 401(k) Plan is merged into this Plan as of November 16, 2010. This Appendix describes the special rules that apply to amounts transferred from Mariner’s 401(k) Plan to this Plan, and also describes how the match is calculated for 2010 in this Plan.
Capitalized terms in this Appendix have the same meanings as those given to them in the Plan. The regular terms of the Plan shall apply, except as provided below.
Match
The Company Matching Contribution for 2010 shall be determined pursuant to section 3.2 of the Plan, based on the Participant Contributions and Compensation paid to a Covered Employee after the date of the merger, except as provided in the next sentence. If a Covered Employee’s Participant Contributions to this Plan and his contributions to Mariner’s 401(k) Plan that are subject to the limits of Code §402(g) are $16,500 or (because of catch-up contributions) more during 2010, his Company Matching Contribution for 2010 will be the greater of (a) the aggregate matching contributions he would have received in both this Plan and Mariner’s 401(k) Plan had equal salary deferrals of $16,500 in the aggregate been withheld from each regular paycheck during 2010, minus the match allocated to him for 2010 in Mariner’s 401(k) Plan, or (b) the amount described in the preceding sentence.
The Company Matching Contribution shall vest pursuant to the usual rules in Article V. See Appendix C for additional (pre-Apache) service that is taken into account for vesting purposes.
Incoming Assets
A participant in Mariner’s 401(k) Plan may have as many as seven different types of accounts in that plan. The following distribution rules apply to those incoming accounts (the “Old Mariner Accounts”).
1. Accounts.
(a)	Employee Deferrals. Any Old Mariner Account that is subject to Code §401(k) shall be transferred to the Participant Contribution Account. No special distribution rules apply to such amounts.

(b)	Regular Match. Matching contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate subaccount of the Company Contributions Account in this Plan. These amounts vest 33% when his Period of Service is one year, 66% when his Period of Service is two years, and 100% when his Period of Service is three years or more. These amounts are subject to the distribution rules that apply to Company Contributions Accounts, except as noted below in section 2 below.

(c)	Discretionary Company Contribution. Discretionary employer contributions to Mariner’s 401(k) Plan and the earnings thereon that were subject to a 6-year vesting schedule shall be transferred to a separate subaccount of the Company Contribution Account in this Plan that is subject to the regular 5-year vesting schedule described in Article V. The additional vesting shall apply to this subaccount on the date of the merger of the plans, even to those subaccounts of individuals who are no longer employees. This subaccount is subject to the distribution rules that apply to Company Contributions Accounts, except as noted in section 2 below.
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(d)	Pre-Tax Rollover Account. Pre-tax rollovers contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to the Rollover Account. No special distribution rules apply to such amounts.

(e)	After-Tax Rollover Account. After-tax rollovers contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate, fully vested, subaccount of the Rollover Account in this Plan. No special distribution rules apply to this subaccount.

(f)	After-Tax Account. A participant’s after-tax contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate, fully vested, subaccount of the Participant Contributions Account in this Plan. The same distribution rules that apply to the Rollover Account will apply to this subaccount.

(g)	FERI Accounts. Both matching and discretionary employer contributions to a plan sponsored by Forest Oil and transferred to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to separate, fully vested, subaccounts of the Company Contributions Account in this Plan. These subaccounts are subject to the distribution rules that apply to Company Contributions Accounts, except as noted in section 2 below.
2. Special Distribution Rules.
(a)	Installments. Except as provided in the next sentence, in subsection 6.4(b) of the Plan (relating to in-service withdrawals and installments to beneficiaries), and in subsection 13.9(f) of the Plan (relating to QDROs), all distributions shall be in the form of a lump sum of the Account Owner’s entire vested account balance in the Plan. Any Account Owner who elected installment payments from the Old Mariner Accounts before the merger of Mariner’s 401(k) Plan and this Plan shall be paid the installments in the amount and on the schedule he had elected.

(b)	Hardship Withdrawals. A Participant may take an in-service hardship withdrawal that meets the requirements of paragraphs 6.5(c)(i) and 6.5(c)(ii) of the Plan from the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix, to the extent such subaccounts are vested.

(c)	Two-Year Rule. Once the funds have actually been in either the Plan or Mariner’s 401(k) Plan for 24 months, a Participant may take an in-service withdrawal from the vested portion of the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix.

(d)	Five-Year Rule. Once a Participant has been a Participant in this Plan and Mariner’s 401(k) Plan for 60 months, the Participant may take an in-service withdrawal from the vested portion of the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix.
3. Investments.
The Plan may accept an in-kind transfer of assets from Mariner’s 401(k) Plan, as determined by the Committee.
4. Loans.
Loans in Mariner’s 401(k) Plan will be transferred to the Plan. The repayment schedule of the loans may be modified to accommodate the Borrower’s new pay schedule. Participants cannot borrow from the Plan again until all prior loans have been repaid.
5. Enrollment.
Individuals who were employed by Mariner or related companies and become Covered Employees on the Closing Date will be deemed to have elected to make Participant Contributions to this Plan at the same rate that they had been making similar contributions to Mariner’s 401(k) Plan immediately before the plans’ merger. If any such individual was not contributing to Mariner’s 401(k) Plan when the plan merger occurred,
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he will not be automatically enrolled in the Plan, even if he was hired by Mariner as recently as one day before the plans’ merger.
6. Vesting.
If (a) the Participant was an employee of Mariner on the Closing Date, (b) his severance from employment occurs on or before June 30, 2011, (c) Apache decided to terminate the Participant or the Participant decided not to accept Apache’s offer of employment, and (d) the Participant’s termination is not for cause, then the Participant’s Old Mariner Accounts shall become fully vested upon his severance from employment.
— END OF APPENDIX E —
EXECUTED this 30 day of December, 2010.

APACHE CORPORATION
By:	/s/ Margery M. Harris
Margery Harris
Vice President, Human Resources

Prepared October 17, 2010